Tel 713.758.2222 Fax 713.758.2364

April 20, 2006

Complete Production Services, Inc.
11700 Old Katy Road, Suite 300
Houston, Texas 77079
Ladies and Gentlemen:
     We have acted as counsel for Complete Production Services, Inc., a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the filing of a Registration Statement on Form S-1 (the “Rule 462(b) Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Rule 462(b) under the Securities Act, which relates to the Registration Statement on Form S-1 (File No. 333-128750, initially filed by the Company on September 30, 2005 (as amended and declared effective by the Securities and Exchange Commission on April 20, 2006, the “Registration Statement”). The Rule 462(b) Registration Statement covers the registration of 4,945,000 shares (including shares that may be sold pursuant to the exercise of the underwriters’ over-allotment option) of common stock, par value $.01 per share, of the Company (the “Shares”) on behalf of certain selling stockholders (the “Selling Stockholders”) named in the Registration Statement.
     We have solely examined originals, or copies certified or otherwise identified to our satisfaction, of the (a) Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, (c) pertinent resolutions of the Board of Directors and committees thereof of the Company that have occurred prior to the date hereof, and (c) certificates or letters of the Company and others for the purpose of this opinion. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. As to questions of fact material to this opinion, we have relied, to the extent we deemed such reliance appropriate, without investigation, on the certificates and letters referred to above.

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     Based upon the foregoing, we are of the opinion that the Shares proposed to be sold by the Selling Stockholders have been be duly authorized, validly issued, fully paid and nonassessable.
     The foregoing opinion is limited in all respects to the Constitution of the State of Delaware and the Delaware General Corporation Law, as interpreted by the courts of the State of Delaware and of the United States.
     This opinion is limited to the specific opinion stated herein, and no other opinion is implied or may be inferred beyond the specific opinion expressly stated herein.
     This opinion is based on our knowledge of the law and facts as of the date hereof. We assume no duty to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or to reflect any changes in any law that may hereafter occur or become effective.
     We hereby consent to the filing of this opinion as an exhibit to the Rule 462(b) Registration Statement and to the statements with respect to us under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement, but we do not thereby admit that we are within the class of persons whose consent is required under the provisions of the Securities Act of 1933, as amended, or the rules and the regulations of the Securities and Exchange Commission issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.